EXHIBIT 10.79

PROMISSORY NOTE

$301,334.36	April 17, 2001

BOLAND T. JONES (hereinafter referred to as “Debtor”), for value received, hereby promises to pay to the order of PTEK HOLDINGS, INC., f/k/a Premiere Technologies, Inc., a Georgia corporation (hereinafter referred to as “Payee”), the principal sum of THREE HUNDRED ONE THOUSAND THREE HUNDRED THIRTY-FOUR AND 36/100 DOLLARS ($301,334.36) on December 29, 2007, together with interest on the unpaid principal balance at the rate of four and ninety-four hundredths percent (4.94%) per annum, compounded annually. Any principal of or interest on this Note not paid when due shall bear interest after such due date until paid at the rate of six and ninety-four hundredths percent (6.94%) per annum, and Debtor shall pay all costs of collection. The principal hereof and the interest thereon are payable at 3399 Peachtree Road, The Lenox Building, Suite 600, Atlanta, Georgia 30326, or at such other place as Payee may from time to time designate to Debtor in writing, in coin or currency of the United States of America.

Prepayment. Debtor may, at any time and from time to time, prepay all or any portion of the principal of this Note remaining unpaid, without penalty or premium. In the event Debtor sells any of the shares of $.01 par value common stock of Payee that are held by Payee pursuant to the Stock Pledge Agreement described hereinbelow, Debtor shall prepay a portion of this Note in an amount equal to the after-tax proceeds received by the Debtor from the sale of such shares; provided, that no such prepayment of this Note shall be required until that certain Promissory Note from Debtor to Payee dated December 29, 1997 in the original principal amount of $973,178.20 is paid in full. Prepayments shall be applied first to the payment of accrued but unpaid interest on this Note and the balance to principal.

Events of Default. If any of the following events (an “Event of Default”) shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise), then this Note shall thereupon be and become due and payable, without any further notice or demand of any kind whatsoever, all of which are hereby expressly waived:

(a) If Debtor defaults in the payment of principal or interest on this Note when and as the same shall become due and payable and such default continues for twenty (20) days after Debtor receives notice from Payee of such default; or

(b) If Debtor makes an assignment for the benefit of creditors or admits in writing his inability to pay his debts generally as they become due; or

(c) If an order, judgment or decree is entered adjudicating Debtor bankrupt or insolvent; or

(d) If Debtor petitions or applies to any tribunal for the appointment of a trustee or receiver of Debtor, or of any substantial part of the assets of Debtor, or commences any proceedings relating to Debtor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or

(e) If any such petition or application is filed, or any such proceedings are commenced, against Debtor, and Debtor by any act indicates his approval thereof, consent thereto, or acquiescence therein, or an order is entered appointing any such trustee or receiver, or approving the petition in any such proceedings, and such order remains unstayed and in effect for more than ninety (90) days.

Security. This Note is being executed and delivered pursuant to, and is subject to the terms and conditions of, that certain Amended and Restated Executive Employment and Incentive Option Agreement by and between Payee and Debtor, and this Note is secured by a pledge of shares of $.01 par value common stock of Payee pursuant to that certain Stock Pledge Agreement by and between Payee and Debtor dated December 29, 1997.

Waiver. Any failure on the part of Payee at any time to require the performance by Debtor of any of the terms or provisions hereof, even if known, shall in no way affect the right thereafter to enforce the same, nor shall any failure of Payee to insist on strict compliance with the terms and conditions hereof be taken or held to be a waiver of any succeeding breach or of the right of Payee to insist on strict compliance with the terms and conditions hereof.

Time. Time is of the essence.

Notices. All notices, requests, demands and other communications to Debtor hereunder shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, when mailed postage prepaid by registered or certified mail with return receipt requested, or when delivered by overnight delivery service to 229 The Prado, Atlanta, Georgia 30309, or to such other address as Debtor may designate to Payee in writing.

Applicable Law. This Note shall be governed by, and enforced and interpreted in accordance with, the laws of the State of Georgia.

IN WITNESS WHEREOF, Debtor has executed this Note under seal as of the date first set forth above.

/s/ Boland T. Jones (L.S.)
BOLAND T. JONES

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